Cronos Terminates Sale-Leaseback of Peace Naturals Campus

TORONTO, May 28, 2024 (GLOBE NEWSWIRE) – Cronos Group Inc. (NASDAQ: CRON) (TSX: CRON) (“Cronos” or the “Company”) announced today that it has terminated its agreement (the “Sale Agreement”) with Future Farmco Canada Inc. (the “Buyer”), for the sale and leaseback of its property located at 4491 Concession 12 Sunnidale Road, Stayner, Ontario, Canada, L0M 1S0 (the “Peace Naturals Campus”). The Buyer did not satisfy or waive its due diligence and financing condition by the May 27, 2024 deadline, as set forth in the Sale Agreement. All amounts paid by the Buyer as part of a security deposit that were previously held in trust have been returned, in accordance with the Sale Agreement. The Company is continuing to evaluate its strategic options for the Peace Naturals Campus, which may include continuing and expanding operations at the facility.

About Cronos Group Inc.
Cronos is an innovative global cannabinoid company committed to building disruptive intellectual property by advancing cannabis research, technology and product development. With a passion to responsibly elevate the consumer experience, Cronos is building an iconic brand portfolio. Cronos’ diverse international brand portfolio includes Spinach®, PEACE NATURALS® and Lord Jones®. For more information about Cronos and its brands, please visit: thecronosgroup.com.

Forward-looking Statements
This press release may contain information that may constitute “forward-looking information” or “forward-looking statements” within the meaning of applicable Canadian and U.S. securities laws and court decisions (collectively, “Forward-looking Statements”). All information contained herein that is not clearly historical in nature may constitute Forward-looking Statements. In some cases, Forward-looking Statements can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “plan”, “anticipate”, “intend”, “potential”, “estimate”, “believe” or the negative of these terms, or other similar expressions intended to identify Forward-looking Statements. Some of the Forward-looking Statements contained in this press release include statements about the Company’s plans for the Peace Naturals Campus and Cronos’ intention to build an international iconic brand portfolio and develop disruptive intellectual property. Forward-looking Statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive risks, financial results, results, performance or achievements expressed or implied by those Forward-looking Statements and the Forward-looking Statements are not guarantees of future performance. A discussion of some of the material risks applicable to the Company can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, each of which has been filed on SEDAR and EDGAR and can be accessed at www.sedar.com and www.sec.gov/edgar, respectively. Any Forward-looking Statement included in this press release is made as of the date of this press release and, except as required by law, Cronos disclaims any obligation to update or revise any Forward-looking Statement. Readers are cautioned not to put undue reliance on any Forward-looking Statement.

For further information, please contact:

Investor Relations Contact:
Shayne Laidlaw
Investor Relations

Tel: (416) 504-0004
investor.relations@thecronosgroup.com

Media Relations Contact:
Emily Whalen
Communications
Tel: (416) 504-0004
media.relations@thecronosgroup.com